UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)

August 27, 2013

Tandy Brands Accessories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18927	75-2349915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211
(Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone number,
including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2013, the Company announced that Mr. N. Roderick McGeachy, III had submitted his resignation as Chairman of the Board, Chief Executive Officer and President and a director of the Company, effective September 6, 2013. The resignation was not a result of any disagreement with the Company or management. Mr. McGeachy is expected to return to North Carolina to be closer to family.

Mr. Roger Hemminghaus, a director since June 2000 and the Company's lead independent director, has been appointed as the Company's interim Chief Executive Officer and Chairman of the Board. From 1987 to 1999, Mr. Hemminghaus served as Chief Executive Officer and Chairman of Diamond Shamrock, Inc. and Ultramar Diamond Shamrock Corp., a refining, pipeline and retail company, and he is a past Chairman of the Federal Reserve Bank of Dallas and former Chairman of the Board of CTS Corporation.

Certain of the duties previously undertaken by Mr. McGeachy will be filled by existing members of the Company's executive team, all of whom will report to Mr. Hemminghaus. This team includes Mr. John A. Lacy, who has been named Executive Vice President – Technology and Operations, Mr. Robert J. McCarten, who has been named Executive Vice President and President – Tandy Brands, and Mr. Chuck Talley, who has been named Executive Vice President and Chief Financial Officer.

As interim Chief Executive Officer, Mr. Hemminghaus will earn an annualized salary of $162,000, in addition to his retainer as a director, and he will be entitled to an additional payment in the event a change of control of the Company occurs. In addition, the Board of Directors approved salary increases for Mr. McCarten to $275,000 and Mr. Talley to $225,000 in recognition of their increased responsibilities. The Board of Directors also approved a performance bonus of $100,000 for Mr. Talley, which will be payable as a result of and on the successful completion of key financial transactions, and an increase in Mr. Talley's fiscal 2014 long-term incentive target level to $300,000.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Press Release, dated August 27, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandy Brands Accessories, Inc.
Date: August 27, 2013	By:	/s/ CHUCK TALLEY Chuck Talley Executive Vice President and Chief Financial Officer